Exhibit (h)(2)

AMENDMENT TO THE

SERVICES AGREEMENT

THIS AMENDMENT made as of June 1, 2018 (“Amendment”) to that certain Services Agreement dated as of June 30, 2016  (“Agreement”), by and between Boston Trust & Walden Funds (“Client”) and Citi Fund Services Ohio, Inc. (“Service Provider” and, with the Client, referred to herein individually as “Party” and collectively as “Parties”).  All capitalized terms used but not defined herein shall have the meaning given to them in the Agreement.  This Amendment shall be effective as of June 1, 2018 (anticipated compliance date for Forms N-CEN and N-PORT) or, if such date is extended by the U.S. Securities and Exchange Commission (“SEC”), the compliance date as identified by the SEC as it pertains to the Client.

WHEREAS, the Service Provider performs certain administrative and accounting services; and

WHEREAS, the Parties now wish to amend the Agreement pursuant to this Amendment to account for providing services related to SEC Forms N-CEN and N-PORT.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the Parties hereby agree as follows:

1.                                      Services Schedule (Schedule 2)

Schedule 2 of the Agreement is deleted and replaced with the Schedule 2 attached hereto.

2.                                      Fee Schedule (Schedule 4)

Schedule 4 of the Agreement is deleted and replaced with the Schedule 4 attached hereto.

3.                                      Representations and Warranties.

(a)         Each Party represents and warrants to the other that it has full power and authority to enter into and perform this Amendment, that this Amendment has been duly authorized and, when executed and delivered by it, will constitute a legal, valid and binding obligation of it, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

(b)         The Client represents that it has provided this Amendment to the Board.

4.                                      Miscellaneous.

(a)         This Amendment supplements and amends the Agreement.  The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreement or any provisions of the Agreement that directly cover or indirectly bear upon matters covered under this Amendment.

(b)         Each reference to the Agreement in the Agreement and in every other agreement, contract or instrument to which the Parties are bound, shall hereafter be construed as a reference to the Agreement as separately amended by this Amendment.  Except as provided in this Amendment, the provisions of the Agreement remain in full force and effect.  No amendment or modification to this Amendment shall be valid unless made in writing and executed by each Party hereto.

(c)          Paragraph headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.

(d)         This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

*                                         *                                         *                                         *                                         *

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be duly executed all as of the day and year first above written.

Boston Trust & Walden Funds		Citi Fund Services Ohio, Inc.

By:	/s/Lucia Santini	By:	/s/Jay Martin

Name:	Lucia Santini	Name:	Jay Martin

Title:	President	Title:	President

Date:	February 27, 2018	Date:	February 27, 2018

Schedule 2 to Services Agreement — Services

Appendix A — Fund Administration Services

Service Provider shall provide the Services listed on this Schedule 2 to the Client and any series thereof listed on Schedule 5 (each, a “Fund”), subject to the terms and conditions of the Agreement (including the Schedules).

I.                            Services

1.                          Registration Statements, Financial Statements, Proxy Statements and other SEC Filings:

(a)                     Prepare for review and approval by the Client and counsel to the Client (“Fund Counsel”) drafts of: (i) the annual update to the Client’s registration statement on Form N-1A with respect to existing Funds, and (ii) as requested by the Client or Fund Counsel, other amendments to the Client’s registration statement and supplements to its prospectus and statement of additional information reflecting developments from time to time with respect to existing Funds.  Subject to approval by the Client and Fund Counsel, file any of the foregoing with the Securities and Exchange Commission (the “SEC”).

(b)                     For each Fund, prepare for review and approval of the Client drafts of (i) the annual report to Shareholders and (ii) the semi-annual report.   Subject to review and approval by the Client, file the final versions thereof on Form N-CSR with the SEC.

(c)                      Prepare and file the Fund’s Form N-CEN annually.

(d)                     Assist with the layout and printing of prospectuses and the Funds’ semi-annual and annual reports to Shareholders.

(e)                      Coordinate the printing and distribution of proxy materials for meetings of shareholders; coordinate the record holder research and tabulation process relating to proxies; subject to review and approval by the Client and Fund Counsel, file proxy statements and related solicitation materials with the SEC; prepare draft scripts for and attend the Shareholder meetings and record the minutes of the meetings.

(f)                       Coordinate gathering of proxy voting information pertaining to proxy votes on Fund holdings and coordinate the drafting and filing of the Funds’ proxy voting records (as approved by the Investment Adviser) on Form N-PX.

(g)                      Prepare and file holdings reports on Form N-Q with the SEC, as required at the end of the first and third fiscal quarters of each year, effective through the period ending March 31, 2019.

(h)                     Prepare and file holdings reports on Form N-PORT with the SEC, as required at the end of each month, effective for the period beginning June 1, 2018.

2.                          Certain Operational Matters

(a)                     Calculate contractual Fund expenses and make disbursements for the Funds, including trustee and vendor fees and compensation.   Disbursements shall be subject to review and approval of an Authorized Person and shall be made only out of the assets of the applicable Fund.

(b)                     At the request of, and subject to the review and approval by the Client and Fund Counsel, prepare drafts of fund-related plans, policies and procedures or amendment thereto for existing Funds.

(c)                      Assist the Client’s transfer agent with respect to the payment of dividends and other distributions to Shareholders that have been approved by the Client.

(d)                     Calculate performance data of the Funds for dissemination to (i) the Client, including the Board, (ii) up to fifteen (15) information services covering the investment company industry and (iii) other parties, as requested by the Client and agreed to by Service Provider.

(e)                      Assist the Client in obtaining and maintaining fidelity bonds and directors and officers/errors and omissions insurance policies for the Client in accordance with applicable Investment Company Act of 1940, as amended (the “1940 Act”) rules and file such fidelity bonds and any applicable, related notices with the SEC.

(f)                       Maintain corporate records on behalf of the Client, including minute books, and the Charter/Declaration of Trust of the Client and By-Laws of the Client.

(g)                      Assist the Client in developing appropriate portfolio compliance procedures for each Fund, and provide compliance monitoring services with respect to such procedures as reasonably requested by the Client, provided that such compliance must be determinable by reference to the Fund’s accounting records.

(h)                     Assist the Client and Fund Counsel in responding to routine regulatory examinations or investigations.

(i)                         Assist the Client with Board meetings by (i) coordinating Board book preparation, production and distribution, (ii) subject to review and approval by the Client and Fund Counsel, preparing Board agendas, resolutions and minutes, (iii) assisting the Board by gathering industry and Fund information related to annual contract renewals and approval of fund-related plans, policies and procedures, (iv) attending Board meetings and recording the minutes and (v) performing such other Board meeting functions as agreed from time to time.

(j)                        Assist in the preparation and distribution of Trustee/Officer Questionnaires; assist in the review of completed Questionnaires.

(k)                     Monitor wash sales annually.

(l)                         Prepare informational schedules for use by the Client’s auditors in connection with such auditor’s preparation of the Client’s tax returns

(m)                 Coordinate with independent auditors concerning the Client’s regular annual audit.

3.                          Compliance Services

(a)                     Assist the Client with the maintenance of written compliance policies and procedures (the “Fund Compliance Program”) which, in the aggregate, shall be deemed by the Client’s Board to be reasonably designed to prevent the Client from violating the provisions of the Federal securities laws applicable to the Client (the “Applicable Securities Laws”), as required under Rule 38a-1 under the 1940 Act.

(b)                     Assist the Client’s Chief Compliance Officer (the “CCO”) in the preparation and evaluation of the results of annual reviews of the compliance policies and procedures of the service providers to the Client as provided in Rule 38a-1 (“Service Providers”).

(c)                      Provide support services to the CCO, including support for conducting an annual review of the Fund Compliance Program.

(d)                     Assist the CCO in developing standards for reports to the Board by Service Provider and other service providers to the Client

(e)                      Assist the CCO in developing standards for reports to the Board by the CCO.

(f)                       Assist the CCO in preparing or providing documentation for the Board to make findings and conduct reviews pertaining to the Fund Compliance Program and compliance programs and related policies and procedures of service providers.

(g)                      Perform risk-based testing and reporting of the compliance policies and procedures of each service (other than the Compliance Services) provided to the Client by Service Provider pursuant to this Agreement, taking into account reasonable requests from the CCO to the extent practicable.

(h)                     Provide copies of any compliance policies and procedures and any amendments thereto relating to Service Provider as the Client or the CCO may reasonably request in connection with the Fund Compliance Program.

(i)                         Provide information reasonably requested by the CCO or the Board in connection with the Board’s determination regarding the adequacy and effectiveness of the compliance policies and procedures of Service Provider.

4.                          Provision of Certain Officers

Subject to the other terms and conditions of this Services Schedule and the Agreement, Service Provider shall make individuals available to serve as Secretary and/or Assistant Secretary of the Client (to serve only in ministerial or administrative capacities relevant to the Services).  The Board shall have discretion to appoint, or to determine not to appoint or to terminate the services of, such individuals, in its sole and absolute discretion.

5.                            Performance Reporting Services

From time to time, upon request of the Client, provide performance reporting services (“Performance Reporting Services”) consisting of one or more of the following:

(a)                     Creation of templates for the Management’s Discussion of Fund Performance (“MDFP”) section of the annual or semi-annual report;

(b)                     Creation of templates for, and typesetting of, the annual and semi-annual reports, including the financial statements;

(c)                      Population of the templates with data obtained from third parties, and coordination with third parties responsible for the review of the MDFP; and

(d)                     Coordination with the print vendor for final printing of the annual and semi-annual reports; and

(e)                      Creation of templates for, and preparation of reports to the Client’s Board.

II.                       Notes and Conditions Related to Fund Administration Services

1.                          Service Provider shall have no obligation to make available individuals to serve as officers of the Client (“Officers”) unless specifically set forth in this Services Schedule or another agreement.

2.                          Notwithstanding any other provision of the Agreement to the contrary, if Service Provider has agreed to make individuals available to serve as Officers, the Client acknowledges and agrees that such individuals, when acting as Officers, are not employees or agents of Service Provider and Service Provider shall not be responsible for their actions or omissions.

3.                          If any employee of Service Provider acts as an Officer of the Client, any such relationship shall be subject to the internal policies of Service Provider concerning the activities of its employees and their service as officers of funds.

4.                          The Client’s Organic Documents and/or resolutions of its Board shall contain mandatory indemnification provisions that are applicable to all Officers made available by Service Provider, that are designed and intended to have the effect of fully indemnifying such officers and holding each harmless with respect to any claims, liabilities and costs arising out of or relating to such Officer’s service in good faith in a manner reasonably believed to be in the best interests of the Client, except to the extent such Officer would otherwise be liable to the Client or to its security holders by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of office.  In addition, the Client shall secure insurance coverage from a reputable insurance company for all Officers under a directors and officers liability policy that is consistent with standards in the mutual fund industry taking into account the size of the Funds and the nature of their investment portfolio and other relevant factors.

5.                          Any Officer may resign for any reason.  Service Provider shall have no obligation to endeavor to make available another individual to act in any such capacity, if

(a)                     the Client’s Organic Documents do not, or no longer, contain the indemnity described above or the Client has not secured or maintained the insurance policy described above;

(b)                     the Officer determines, in good faith, that the Client —

(i)                                     has failed to secure and retain the services of reputable counsel or independent auditors;

(ii)                                  has violated, or is likely to violate or be deemed by any applicable Governmental Authority to have violated, any applicable Law, including any “applicable securities laws” as defined in Rule 38a-1 under the 1940 Act; or

(c)                      The Officer, or Service Provider, has suffered a claim from a third party, or been threatened with such a claim, related to or arising out of the fact that the Officer was an officer of the Client.

6.                          The Client shall promptly notify the Service Provider of any issue, matter or event that would be reasonably likely to result in any claim by the Client, one or more Client shareholder(s) or any third party which involves an allegation that any Officer failed to exercise his or her obligations to the Client in a manner consistent with applicable laws.

7.                          With respect to any document to be filed with the SEC, the Client shall be responsible for all expenses associated with causing such document to be converted into an EDGAR format prior to filing, as well as all associated filing and other fees and expenses.

8.                          If requested by the Client with respect to a fiscal period during which Service Provider served as financial administrator, Service Provider will provide a sub-certification pertaining to Service Provider’s services consistent with the requirements of the Sarbanes-Oxley Act of 2002.

Schedule 2 to Services Agreement — Services

Appendix B — Fund Accounting Services

I.                            Services

1.                          Record Maintenance

Maintain the following books and records of each Fund pursuant to Rule 31a-1 (the “Rule”) under the 1940 Act:

(a)                     Journals containing an itemized daily record in detail of all purchases and sales of securities, all receipts and disbursements of cash and all other debits and credits, as required by subsection (b)(1) of the Rule.

(b)                     General and auxiliary ledgers reflecting all asset, liability, reserve, capital, income and expense accounts, including interest accrued and interest received, as required by subsection (b)(2)(i) of the Rule.

(c)                      Separate ledger accounts required by subsection (b)(2)(ii) and (iii) of the Rule.

(d)                     A monthly trial balance of all ledger accounts (except shareholder accounts) as required by subsection (b)(8) of the Rule.

2.                          Accounting Services

Perform the following accounting services for each Fund:

(a)                     Allocate income and expense and calculate the net asset value per share (“NAV”) of each class of shares offered by each Fund in accordance with the relevant provisions of the applicable Prospectus of each Fund and applicable regulations under the 1940 Act.

(b)                     Apply securities pricing information as required or authorized under the terms of the valuation policies and procedures of the Client (“Valuation Procedures”), including (A) pricing information from independent pricing services, with respect to securities for which market quotations are readily available, (B) if applicable to a particular Fund or Funds, fair value pricing information or adjustment factors from independent fair value pricing services or other vendors approved by the Client (collectively, “Fair Value Information Vendors”) with respect to securities for which market quotations are not readily available, for which a significant event has occurred following the close of the relevant market but prior to the Fund’s pricing time, or which are otherwise required to be made subject to a fair value determination under the Valuation Procedures, and (C) prices obtained from each Fund’s investment adviser or other designee, as approved by the Board.  The Client instructs and authorizes Service Provider to provide information pertaining to the Funds’ investments to Fair Value Information Vendors in connection with the fair value determinations made under the Valuation Procedures and other legitimate purposes related to the services to be provided hereunder.  The Client acknowledges that while Service Provider’s services related to fair value pricing are intended to assist the Client and the Board in its obligations to price and monitor pricing of Fund investments, Service Provider does not assume responsibility for the accuracy or appropriateness of pricing information or methodologies, including any fair value pricing information or adjustment factors.

(c)                      Coordinate the preparation of reports that are prepared or provided by Fair Value Information Vendors which help the Client to monitor and evaluate its use of fair value pricing information under its Valuation Procedures.

(d)                     Verify and reconcile with the Funds’ custodian all daily trade activity.

(e)                      Compute, as appropriate, each Fund’s net income and capital gains, dividend payables, dividend factors, 7-day yields, 7-day effective yields, 30-day yields, and weighted average portfolio maturity; (and other yields or standard or non-standard performance information as mutually agreed).

(f)                       Review daily the net asset value calculation and dividend factor (if any) for each Fund prior to release to shareholders, check and confirm the net asset values and dividend factors for reasonableness and deviations, and distribute net asset values and yields to NASDAQ; and as agreed, in certain cases, to newspapers.

(g)                      If applicable, report to the Client the periodic market pricing of securities in any money market funds, with the comparison to the amortized cost basis.

(h)                     Determine and report unrealized appreciation and depreciation on securities held in variable net asset value funds.

(i)                         Amortize premiums and accrete discounts on fixed income securities purchased at a price other than face value, in accordance with the Generally Accepted Accounting Principles of the United States or any successor principles.

(j)                        Update fund accounting system to reflect rate changes, as received from a Fund’s investment adviser or a third party vendor, on variable interest rate instruments.

(k)                     Post Fund transactions to appropriate categories.

(l)                         Accrue expenses of each Fund according to instructions received from the Client’s Administrator, and submit changes to accruals and expense items to authorized officers of the Client (who are not Service Provider employees) for review and approval.

(m)                 Determine the outstanding receivables and payables for all (1) security trades, (2) Fund share transactions and (3) income and expense accounts.

(n)                     Provide accounting reports in connection with the Client’s regular annual audit, and other audits and examinations by regulatory agencies.

(o)                     Provide such periodic reports as the parties shall agree upon, as set forth in a separate schedule.

(p)                     Assist the Client in identifying instances where market prices are not readily available, or are unreliable, each as set forth within parameters included in the Client’s Valuation Procedures.

3.                          Financial Statements and Regulatory Filings

Perform the following services related to the financial statements and related regulatory filing obligations for each Fund:

(a)                     Provide monthly a hard copy of the pre-programmed reports for unaudited financial statements described below, upon request of the Client.  The unaudited financial statements will include the following items:

(i)                                     Unaudited Statement of Assets and Liabilities,

(ii)                                  Unaudited Statement of Operations, and

(iii)                               Unaudited Statement of Changes in Net Assets.

Any modifications requested to the above pre-programmed reports will require additional programming at an additional cost to be mutually agreed;

(b)                     Provide accounting information for the following: (in compliance with Reg. S-X, as applicable):

(i)                         federal and state income tax returns and federal excise tax returns;

(ii)                      the Client’s reports with the SEC on Form N-CEN and Form N-CSR as required;

(iii)                   the Client’s quarterly schedules of investment for filing with the SEC on Form N-Q, effective through the period ending March 31, 2019;

(iv)                  the Client’s monthly schedules of investments for filing with the SEC on Form N-PORT, effective for the period beginning June 1, 2018;

(v)                     the Client’s annual and semi-annual shareholder reports and quarterly Board meetings;

(vi)                  registration statements on Form N-1A and other filings relating to the registration of shares;

(vii)               reports related to Service Provider’s monitoring of each Fund’s status as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended;

(viii)            annual audit by the Client’s auditors; and

(ix)      examinations performed by the SEC.

(c)                      Calculate turnover and expense ratio.

(d)                     Prepare schedule of Capital Gains and Losses.

(e)                      Provide daily cash report.

(f)                       Maintain and report security positions and transactions in accounting system.

(g)                      Prepare Broker Commission Report.

(h)                     Monitor expense limitations.

(i)                         Provide unrealized gain/loss report.

II.                       Notes and Conditions Related to Fund Accounting Services

1.                          Subject to the provisions of Sections 2 and 6 of the Agreement, Service Provider’s liability with respect to NAV Differences (as defined below) shall be as follows:

(a)                     During each NAV Error Period (as defined below) resulting from a NAV Difference that is at least $0.01 but that is less than 1/2 of 1%, Service Provider shall reimburse each applicable Fund for any net losses to the Fund; and

(b)                     During each NAV Error Period resulting from a NAV Difference that is at least 1/2 of 1%, Service Provider shall reimburse each applicable Fund on its own behalf and on behalf of each shareholder of such Fund for any losses experienced by the Fund or any Fund shareholder, as applicable; provided, that Service Provider’s reimbursement responsibility shall not exceed the lesser of (i) the net loss that the Fund incurs or (ii) the costs to the Fund of reprocessing the shareholder transactions during the NAV Error Period; provided, further, however, that Service Provider shall not be responsible for reimbursing reprocessing costs with respect to any shareholder that experiences an aggregate loss during any NAV Error Period of less than $25.

For purposes of this Section II.1: (A) the NAV Difference means the difference between the NAV at which a shareholder purchase or redemption should have been effected (“Recalculated NAV”) and the NAV at which the purchase or redemption was effected divided by Recalculated NAV; (B) NAV Error Period means any Fund business day or series of two or more consecutive Fund business days during which an NAV Difference of $0.01 or more exists; (C) NAV Differences and any Service Provider liability therefrom are to be calculated each time a Fund’s (or Class’) NAV is calculated; (D) in calculating any amount for which Service Provider would otherwise be liable under this Agreement for a particular NAV error, Fund (or Class) losses and gains shall be netted; and (E) in calculating any amount for which Service Provider would otherwise be liable under this Agreement for a particular NAV error that continues for a period covering more than one NAV determination, Fund (or Class) losses and gains for the period shall be netted.

2.                                      The Client acknowledges and agrees that although Service Provider’s services related to fair value pricing are intended to assist the Client and its Board in its obligations to price and monitor pricing of Fund investments, Service Provider is not responsible for the accuracy or appropriateness of pricing information or methodologies, including any fair value pricing information or adjustment factors.

Schedule 4 to Services Agreement

Fee Schedule

1.                                      FEES

The Client shall pay the following fees to Service Provider as compensation for the Services rendered hereunder.  All fees shall be aggregated and paid monthly.

a. Asset-Based Fee

The Client shall pay Service Provider:

[] basis points of the first $1 billion in aggregate net assets of all Funds, plus

[] basis points of the next $500 million of the aggregate net assets of all Funds, plus

[] basis points of the aggregate net assets of all Funds in excess of $1.5 billion.

There will be a minimum annual fee of $[ ] per fund.

Asset based fees will be applied to the total Assets Under Management (“AUM”) of all funds and allocated to each fund on a pro rata basis as a percentage of total AUM.  A monthly fee minimum of $[ ] (based on the stated annual minimum of $[ ]) will be attributable to each fund.  The greater of the Fund minimum or the individual Fund’s  pro rata allocation of the asset based fees is to be applied each month when calculating the total fees due.  The total fees due will then be allocated to each fund on a pro rata basis as a percentage of total AUM

There will be an annual fee of $[ ] for each share class above one in a Fund.

There will be an annual fee of $[ ] per Sleeve above one in a Fund.  Sleeve is defined as a true multi managed account or any additional accounts used for performance tracking purposes outside of a true multi managed account(. i.e., cash sleeves/transition accounts).

b. Fair Value Support Services Fee

The Client shall pay Service Provider $[ ] per Fund per year for Fair Value Support Services.  (The Annual Fee is to be billed in equal monthly installments). Fair Value Support Services charges will commence when a Fund has utilized such Service.

The foregoing fees do not include out of pocket costs.  Service Provider shall also be reimbursed by the Client for the actual costs charged by Fair Value Information Vendors with respect to the provision of fair value pricing information to Service Provider for use in valuing the portfolio holdings of a specific Fund or Funds.

c. Fund Administration Fee

The Client shall pay Service Provider $[ ] per Fund per year for Fund Administration Services and  $[ ] per Fund per year for Regulatory Administration/Board Book services.

FORM N-PORT

Tier	Description	Annual Fee (per Fund)
Tier 1	All Fund of Funds and Equity Funds holding < 50 securities	$	[ ]
Tier 2	Fixed Income Funds* holding 0-499 securities and Equity Funds holding 50-499 securities	$	[ ]
Tier 3	All Fixed Income and Equity Funds holding > 500 securities	$	[ ]

Sleeve Fee:	An additional fee will apply per sleeve	$	[ ]

*Fixed Income Funds are defined in accordance with applicable regulation stating Fixed Income Funds are those which hold 25% of total net assets in fixed income securities.

Note:  Each Fund will be designated as a specific “tier” upon the commencement of the N-PORT filing service.  An annual review will be performed to certify the appropriate classifications are applied for the subsequent 12 month period.  The annual review will occur at the end of each calendar year and be effective on the first of January each year. Any Fund launches will be reviewed at inception to ensure the appropriate “tier” is applied to the new Fund.

d. Compliance Services Fee

The Client shall pay Service Provider $[ ] per year for the provision of the compliance services as well as the services provided under the separate CCO Agreement between the Parties.  In addition, the Client agrees to reimburse the Service Provider for all of its actual out-of-pocket expenses reasonably incurred in providing the services under the separate CCO Agreement between the Parties.

e. Performance Reporting Services Fee

As compensation for the Performance Reporting Services provided from time to time, the Client shall pay the fees and rates agreed upon at the time a request is made for such Performance Reporting Services.  Service Provider shall provide the Client with a proposal approximately six (6) weeks prior to the end of the Client’s fiscal year, and the Client shall advise Service Provider of the Client’s acceptance of such proposal within two (2) weeks of submission thereof.  A quote shall be provided upon request and shall be based upon the following schedule of fees:

Monthly Performance Reports (Marketing Slicks)	$[ ]—$[ ] (defined by content)
Quarterly Performance Reports (Marketing Slicks)	$[ ] per page

Creative Direction and Design
Creation/Design of Cover Artwork	$[ ]	Flat fee
Creation/Design of Book Style	$[ ]	Flat fee

Editorial Services

Freelance writing services can be acquired to write the Chairman’s Letter, Shareholder Letter and Management’s Discussion of Fund Performance sections.  These services are supplied by freelance writers and their fees are in addition to Service Provider’s fees.  These fees are listed below:

Preparation of Chairman’s Letter/Shareholder Letter — Interview with Chairman (or other officer) -Topics include performance, strategy, outlook, news. Fee includes one draft letter (estimated 1300 to 1700 words) and one set of revisions per client comments.

$[ ]

Preparation of Management’s Discussion of Fund Performance - Interview with Fund Manager via telephone or email. Fee includes one draft fund write up (estimated 425 words)	$[ ]

and one set of revisions per client comments.
Amount quoted is per Portfolio.

Board Book Graphics Materials - Composition Charges Production Designer Project Management fee	$[ ] per hour
New Set Page (From Supplied File Copy)
Convert and Develop Graphic Format For Graphical
Representation of Tabular Pages	$[ ] per page
New Set Page (from supplied file copy) Text Pages	$[ ] per page
New Chart (from supplied file copy)	$[ ] per chart

Coordination Charges

The Coordination charges include the following services:  Coordination with all Service Provider internal and external contacts (Service Provider Research and Financial Administration, Investment Adviser and/or portfolio managers to provide all required research data; Distributor Compliance to ensure FINRA-related review, approval and filing (if necessary); Fund Counsel; Portfolio independent registered public accounting firm); all editorial services and coordination with the print vendor to verify that the client-requested stylistic criteria has been met.

Chairman’s/Shareholder Letter and 1 Portfolio	$[ ]	Flat fee
Each additional Portfolio	$[ ]	Per Portfolio

Typesetting - Initial Composition
New set page (from disk)	$[ ]	per page
New set page (from hardcopy)	$[ ]	per page
Quick Turnaround (QTA)/Rush Charges	$[ ]	per page in addition to new set charge
Quick Turnaround (QTA)/Rush Charges Graphs	$[ ]	per page in addition to new set charge

Creation/Design of Cover Artwork	$[ ] Flat fee
Creation/Design of Book Style	$[ ] Flat fee

Typesetting - Initial Composition of Fiscal Reports and Annual Updates
Annual/Semi Report - Composition Charges
Prospectus - Composition Charges
Service Provider provides two options for production of Fiscal and Annual Reports:
Option 1: Unlimited alterations to your report (see below for price list).
Option 2: Charge for alteration cycles to your report (see below for price list).
Full estimates based on page count can be provided upon request.
Option 1 - Initial Composition
Typesetting includes setup and unlimited alteration cycles	$[ ] per page (pg)
Option 1 - Charting
New Chart includes setup and unlimited alteration cycles	$[ ] per chart
Option 2 - Initial Composition
New set page (Using Existing Style Pages) includes 1 alteration cycle	$[ ] pg
Typesetting - Alteration Cycle (Service Price List)
Standard Turn (24 hours Light Edits)	$[ ] pg
Standard Turn (24 hours Medium Edits)	$[ ] pg
Standard Turn (24 hours Heavy Edits)	$[ ] pg
Same Day Turn (4 - 8 hours Light Edits)	$[ ] pg
Same Day Turn (4 - 8 hours Medium Edits)	$ [ ] pg
Same Day Turn (4 - 8 hours Heavy Edits)	$[ ] pg
Same Day Turn (under 4 hours Light Edits)	$[ ] pg
Same Day Turn (under 4 hours Medium Edits)	$[ ] pg
Same Day Turn (under 4 hours Heavy Edits)	$[ ] pg

Option 2 - Charting
New set chart	$[ ] chart
Charting - Alteration Cycle (Service Price List)
Standard Turn (24 hours Light Edits)	$[ ] chart
Standard Turn (24 hours Medium Edits)	$[ ] chart
Standard Turn (24 hours Heavy Edits)	$[ ] chart
Same Day Turn (4 - 8 hours Light Edits)	$[ ] chart
Same Day Turn (4 - 8 hours Medium Edits)	$[ ] chart
Same Day Turn (4 - 8 hours Heavy Edits)	$[ ] chart
Same Day Turn (under 4 hours Light Edits)	$[ ] chart
Same Day Turn (under 4 hours Medium Edits)	$[ ] chart
Same Day Turn (under 4 hours Heavy Edits)	$[ ] chart
Ancillary Items Included At No Additional Fee
Blacklining edits	[ ]
Electronic Bookproofs	[ ]
PDF generation for additional rounds of proofs from typesetting department.	[ ]
E-Mail distribution of each round of proofs from typesetting department	[ ]
Blacklining edits	[ ]

Rush/QTA charges:

Service Provider charges these as a ‘per page’ premium that is added onto whatever the normal charge for an action would have been. Only pages, which are specifically requested for ‘Rush’ turn, are billed as such.

Alterations:

Service Provider’s standard alterations (“alt”) turn cycles are stated as 24 hrs. For normal sized documents, the expectation is that alterations received by close of-business will be completed and proofed by the following day. For same-day alts, Service Provider does differentiate along specific windows of time. If same-day alterations are requested, ‘Rush’ page premiums will apply, and those alterations will be completed as quickly as possible. Typically within 1-2 hrs.

2.                                      Out-of-Pocket Expenses and Miscellaneous Charges

In addition to the above fees, Service Provider shall be entitled to receive payment for the following out-of-pocket expenses and miscellaneous charges:

A.                                         Reimbursement of Expenses.  Client shall reimburse Service Provider for its out-of-pocket expenses reasonably incurred in providing Services (upon reasonable request, not to occur too frequently, Service Provider shall provide invoices or other documentation evidencing such expenses), including, but not limited to:

(i)           All freight and other delivery and bonding charges incurred by Service Provider in delivering materials to and from the Client and in delivering all materials to Unitholders;

(ii)          All direct telephone, telephone transmission, and telecopy or other electronic transmission and remote system access expenses incurred by Service Provider in communication with the Client or the Client’s investment adviser or custodian, dealers, or others as required for Service Provider to perform the Services;

(iii)     The cost of obtaining security and issuer information;

(iv)        The cost of CD-ROM, computer disks, microfilm, or microfiche, and storage of records or other materials and data;

(v)         Costs of postage, bank services, couriers, stock computer paper, statements, labels, envelopes, reports, notices, or other form of printed material (including the cost of preparing and printing all printed material) which shall be required by Service Provider for the performance of the services to be provided hereunder, including print production charges incurred;

(vi)        All copy charges;

(vii)       Any expenses Service Provider shall incur at the written direction of the Client or a duly authorized officer of the Client;

(viii)      All systems-related expenses associated with the provision of special reports;

(ix)                         NSCC charges and Depository Trust & Clearing Corporation charges

(x)                            The cost of tax data services;

(xi)                         Regulatory filing fees, industry data source fees, printing (including board book production expenses) and typesetting services, communications, delivery services, reproduction and record storage and retention expenses, and travel related expenses for board/client meetings; and

(xii)                      Any additional expenses reasonably incurred by Service Provider in the performance of its duties and obligations under this Agreement.

B.                                         Miscellaneous Service Fees and Charges.  In addition to the amounts set forth in paragraphs (1) and 2(A) above, Service Provider shall be entitled to receive the following amounts from the Client:

(i)                                   A fee for managing and overseeing the report, print and mail functions performed by Service Provider’s third-party vendors, not to exceed $.04 per page for statements and $.03 per page for confirmations; fees for pre-approved programming in connection with creating or changing the forms of statements, billed at the rate of $150 per hour;

(ii)                                System development fees, billed at the rate of $150 per hour, as requested and pre-approved by the Client, and all systems-related expenses, agreed in advance, associated with the provision of special reports and services pursuant to any of the Schedules hereto;

(iii)                             Fees for development of custom interfaces pre-approved by the Client, billed at the rate of $150 per hour;

(iv)                            Ad hoc reporting fees pre-approved by the Client, billed at the rate of $150 per hour;

(v)                               Expenses associated with the tracking of “as-of trades”, billed at the rate of $50 per hour, as approved by the Client;

(vi)                            Charges for the pricing information obtained from third party vendors for use in pricing the securities and other investments of the Fund’s portfolio;

(vii)                         Expenses associated with Service Provider’s anti-fraud procedures as it pertains to new account review;

(viii)                      The Client’s portion of SAS 70 (or any similar report) expenses, to the extent applicable;

(ix)                            Check and payment processing fees; and

(x)                               Costs of rating agency services.

3.                                      Annual Fee Increase:

Commencing on December 1, 2016 and annually thereafter, the Parties agree to negotiate in good faith regarding whether Service Provider may annually increase the fixed fees and other fees expressed as stated dollar amounts in this Agreement by: (a) the most recent annual percentage increase in consumer prices for services as measured by the United States Consumer Price Index entitled “All Services Less Rent of Shelter” or a similar index should such index no longer be published.